UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 14, 2012
ACADIA REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1311 Mamaroneck Avenue
Suite 260
White Plains, New York 10605
(Address of principal executive offices) (Zip Code)
(914) 288-8100
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425 )
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 14, 2012, subsidiaries of Acadia Strategic Opportunity Fund II, LLC ("Fund II") and Acadia Strategic Opportunity Fund III LLC ("Fund III", and collectively, the "Funds"), which are subsidiaries of the registrant, Acadia Realty Trust, entered into a purchase and sale agreement (the "Agreement") with SP Holdings I LLC, an unaffiliated entity, to sell 14 self-storage properties for an aggregate sale price of approximately $293.9 million. The Funds expect to receive net proceeds of approximately $134.3 million after the repayment of $147.5 million of outstanding mortgage debt, payments to noncontrolling interests, and closing costs. The Funds have received a deposit of $7.9 million, which is non-refundable except in the event of a default (as defined in the Agreement) by the Funds. The transaction is expected to fully close within the next 60 days and may be completed in tranches, with the first, and largest, tranche being completed as early as before year-end. As this transaction remains subject to customary closing conditions, no assurance can be given as to the timing or successful completion of all or a portion of the transaction. If the entire transaction is completed, the Funds will have disposed of the entire portfolio of self-storage properties, although Fund III will retain an ownership interest in the self-storage management company that it previously acquired in connection with its ownership of the self-storage portfolio.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST (Registrant) Date: December 20, 2012 By: /s/ Jonathan Grisham Name: Jonathan Grisham Title: Sr. Vice President and Chief Financial Officer